Exhibit 10.8

CLOVER HEALTH INVESTMENTS, CORP.

DIRECTOR COMPENSATION POLICY

(Adopted, approved, and effective on January 7, 2021)

Each member of the Board of Directors (the “Board”) of Clover Health Investments, Corp. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the effective date set forth above (the “Effective Date”).

The Director Compensation Policy will become effective upon the Effective Date. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter.

1. Annual	Board Member Service Retainer:

a.	All Outside Directors: $50,000.

b.	Outside Director serving as Chairperson: $50,000 (in addition to above).

c.	Outside Director serving as Lead Independent Director: $30,000 (in addition to above).

2. Annual	Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000.

b.	Member of the Compensation Committee: $7,500.

c.	Member of the Nominating and Corporate Governance Committee: $5,000.

3.	Annual Committee Chair Service Retainer (in lieu of the Annual Committee Member Service Retainer):

a.	Chairperson of the Audit Committee: $25,000.

b.	Chairperson of the Compensation Committee: $20,000.

c.	Chairperson of the Nominating and Corporate Governance Committee: $15,000.

Equity Compensation

Equity awards will be granted under the Company’s 2020 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

1.

Automatic Equity Grants. Annual and initial grants made on or after the annual meeting of the Company’s stockholders (“Annual Meeting”) during 2022 (the “2022 Annual Meeting”) shall be made as follows:

a.

Annual Grant for Outside Directors. Without any further action of the Board, at the close of business on the date of each Annual Meeting beginning with the 2022 Annual Meeting, each Outside Director who has served as a member of the Board for at least three (3) full months prior to such Annual Meeting shall be granted restricted stock units under the Plan covering shares of the Company’s Class A Common Stock (“Shares”) having an RSU Value (as defined below) of $200,000 (an “Annual RSU Award”); provided that the number of Shares covered by each Annual RSU Award will be rounded down to the nearest whole Share. Each Annual RSU Award shall vest in full on the earlier to occur of (i) the next Annual Meeting or (ii) the one-year anniversary of the date of grant, subject to the applicable Outside Director’s continued service as a member of the Board through such date.

b.

Initial Grant for New Outside Directors. Without any further action of the Board, each person who on or after the 2022 Annual Meeting is elected or appointed for the first time to serve as a member of the Board will automatically, upon the date of his or her initial election or appointment, be granted restricted stock units under the Plan covering Shares having an RSU Value of $200,000 (a “New Director Initial RSU Award”); provided that the number of Shares covered by each New Director Initial RSU Award will be rounded down to the nearest whole Share. Each New Director Initial RSU Award shall vest in full on the one-year anniversary of the Outside Director’s election or appointment to be a member of the Board, subject to the Outside Director’s continued service as a member of the Board through such date.

2.

Transitional RSU Grants. Prior to the 2022 Annual Meeting, in lieu of the restricted stock unit awards provided in Section 1 above, there shall be transitional restricted stock unit awards (the “Transitional RSU Awards”) granted upon the following terms:

a.

One-Time Transitional Initial Grant for New Outside Directors. Outside Directors who are initially elected or appointed to serve as members of the Board on or after the Effective Date, but prior to April 1, 2021 (including, for the avoidance of doubt, any Outside Director that joins the Board in connection with the consummation of the transaction resulting in the Company becoming a publicly-traded company), shall be granted a restricted stock unit award under the Plan covering Shares having an RSU Value of $400,000 (a “Transitional Initial RSU Award”); provided that the number of Shares covered by each Transitional Initial RSU Award will be rounded down to the nearest whole Share. Each Transitional Initial RSU Award shall vest as to 50% of the Shares subject to the award on the first anniversary of the Effective Date, and shall vest as to the remaining Shares subject to the award on the date of the 2022 Annual Meeting, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date. For purposes of clarity, Outside Directors who served prior to the Effective Date as members of the board of directors of the Company’s predecessor, Clover Health Investments, Corp., a Delaware corporation (“Clover Health”), are not eligible to receive a Transitional Initial RSU Award. Each Outside Director who is initially elected or appointed so serve as a member of the Board during the period commencing April 1, 2021 until the 2022 Annual Meeting will receive a Transitional Initial RSU Award with an RSU Value of $200,000, which will vest on the date of the 2022 Annual Meeting, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

b.

One-Time Transitional Annual Grant for Existing Outside Directors. All Outside Directors who served as members of the board of directors of Clover Health prior to the Effective Date (and were not appointed in connection with the connection with the consummation of the transaction resulting in the Company becoming a publicly-traded company, which will be covered by 2(b) above) and continue to serve as members of the Board after the Effective Date shall be granted a restricted stock unit award under the Plan covering Shares having an RSU Value equal to approximately $400,000 multiplied by (the anticipated number of whole months from the Effective Date until the 2022 Annual Meeting, divided by 24) (a “Transitional Annual RSU Award”); provided that the number of Shares covered by each Transitional Annual RSU Award will be rounded down to the nearest whole Share. For example, if the Effective Date is January 15, 2021 and the anticipated date for the 2022 Annual Meeting is May 15, 2022, the RSU Value would be $400,000 x 16/24 = $266,667. Each Transitional Annual RSU Award shall vest on the date of the 2022 Annual Meeting, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.

c.

Grant Date and Vesting Start Date. Without any further action on the Board, the Transitional RSU Awards shall be granted on the latest to occur of (i) the Outside Director’s election or appointment to be a member of the Board, (ii) the Effective Date and (iii) the effectiveness of the Company’s registration statement for the Shares subject to the Plan. The Transitional RSU Awards shall start to vest from the later to occur of the Effective Date and the date the Outside Director is elected or appointed to be a member of the Board.

3.

Vesting; Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

4.

Calculation of RSU Value. The “RSU Value” of a restricted stock unit award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the closing price of a Share on the grant date, or if the grant date is not a trading day, the closing price of a Share on the trading day immediately prior to the grant date.

5.

Discretionary Grants. In addition to the automatic grants described herein, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board.

6.

Remaining Terms. The remaining terms and conditions of each restricted stock unit award granted under this policy will be as set forth in the Plan and the Company’s standard form of restricted stock unit award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.